EXHIBIT 99.1

NEWS RELEASE

For Release on January 24, 2013	Contact: Frank Romejko
(925) 302-1014	Vice President of Finance / Interim Chief Financial Officer

Giga-tronics Incorporated Adopts Shareholder Rights Plan

SAN RAMON, CA — January 24, 2013-- Giga-tronics Incorporated (NASDAQ: GIGA) today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to assure that all Giga-tronics Shareholders would receive fair treatment in any takeover of the Company. The Plan provides for the distribution of one Right for each share of common stock outstanding on the record date of February 4, 2013.

In making the announcement, Garrett A. Garrettson, the Chairman of Giga-tronics, stated: “The Rights are designed to enable the Board of Directors to act effectively on behalf of Shareholders in response to any takeover bid. The Plan is not intended to prevent or discourage an offer for the Company that is commensurate with its value and is presented in a manner permitting full review and negotiation.” Mr. Garrettson also noted that “the Company has not received any unsolicited acquisition proposal at this time.”

The Rights Plan provides that in the event any person becomes the beneficial owner of 20% or more of the outstanding common shares (with specified exceptions for certain affiliated shareholders whose aggregate beneficial holdings now exceed 20%, provided their holdings do not increase materially), each Right (other than a Right held by the 20% Shareholder) will be exercisable, on and after the close of business on the tenth business day following such event, for the purchase a number of Giga-tronics common shares (or equivalent securities) equal to the exercise price (initially $15.00) divided by 50% of the then current fair market value of the common stock. The Plan further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50% or more of the Company's assets or earning power are sold, each Right (other than a Right held by the 20% Shareholder) will be exercisable to purchase a similar number of securities of the acquiring corporation.

The Rights expire on February 4, 2018 (unless previously triggered), and are subject to redemption by the Board of Directors at $.001 per Right at any time prior to the first date upon which they become exercisable to purchase common shares.

Giga-tronics will provide Shareholders with further details of the Rights Plan in a letter to be mailed in the next several weeks.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.